                                                                  Exhibit 10.43B

                      AMENDED AND RESTATED CREDIT AGREEMENT


                           Dated as of August 5, 1998


                                      among


                       ACTION PERFORMANCE COMPANIES, INC.
                                  as Borrower,


                      Certain Subsidiaries and Affiliates,
                                 as Guarantors,


                                       AND


                            FIRST UNION NATIONAL BANK

                                TABLE OF CONTENTS


SECTION 1 DEFINITIONS ............................................................................................1
         1.1 Definitions .........................................................................................1
         1.2 Computation of Time Periods.........................................................................24
         1.3 Accounting Terms ...................................................................................24

SECTION 2 CREDIT FACILITIES .....................................................................................24
         2.1 Revolving Loans ....................................................................................24
         2.2 Trade Letter of Credit Facility.....................................................................26
         2.3 Bankers' Acceptances................................................................................28

SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES.........................................................30
         3.1 Default Rate .......................................................................................30
         3.2 Extension and Conversion............................................................................30
         3.3 Prepayments ........................................................................................31
         3.4 Termination and Reduction of Commitments............................................................31
         3.5 Fees ...............................................................................................31
         3.6 Capital Adequacy ...................................................................................32
         3.7 Inability To Determine Interest Rate................................................................33
         3.8 Illegality .........................................................................................33
         3.9 Requirements of Law.................................................................................33
         3.10 Taxes .............................................................................................34
         3.11 Indemnity .........................................................................................35
         3.12 Payments, Computations, Etc........................................................................36

SECTION 4 GUARANTY ..............................................................................................37
         4.1 The Guarantee ......................................................................................37
         4.2 Obligations Unconditional...........................................................................37
         4.3 Reinstatement ......................................................................................38
         4.4 Certain Additional Waivers..........................................................................38
         4.5 Remedies ...........................................................................................39
         4.6 Rights of Contribution..............................................................................39
         4.7 Continuing Guarantee................................................................................40

SECTION 5 CONDITIONS ............................................................................................40
         5.1 Conditions to Closing...............................................................................40
         5.2 Conditions to All Extensions of Credit..............................................................41

SECTION 6 REPRESENTATIONS AND WARRANTIES.........................................................................42
         6.1 Financial Condition.................................................................................42
         6.2 No Changes or Restricted Payments...................................................................42
         6.3 Organization; Existence; Compliance with Law........................................................43
         6.4 Power; Authorization; Enforceable Obligations.......................................................43
         6.5 No Legal Bar .......................................................................................43
         6.6 No Material Litigation..............................................................................44
         6.7 No Default .........................................................................................44
         6.8 Ownership of Property; Liens........................................................................44

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
         6.9 Intellectual Property...............................................................................44
         6.10 No Burdensome Restrictions.........................................................................44
         6.11 Taxes .............................................................................................45
         6.12 ERISA .............................................................................................45
         6.13 Governmental Regulations, Etc. ....................................................................46
         6.14 Subsidiaries ......................................................................................47
         6.15 Purpose of Extensions of Credit....................................................................47
         6.16 Environmental Matters..............................................................................47

SECTION 7 AFFIRMATIVE COVENANTS..................................................................................48
         7.1 Financial Statements................................................................................48
         7.2 Certificates; Other Information.....................................................................49
         7.3 Notices ............................................................................................50
         7.4 Payment of Obligations..............................................................................51
         7.5 Conduct of Business and Maintenance of Existence....................................................51
         7.6 Maintenance of Property; Insurance..................................................................52
         7.7 Inspection of Property; Books and Records; Discussions..............................................52
         7.8 Environmental Laws..................................................................................52
         7.9 Financial Covenants.................................................................................53
         7.10 Additional Guaranties..............................................................................53
         7.11 Use of Proceeds ...................................................................................53

SECTION 8 NEGATIVE COVENANTS ....................................................................................54
         8.1 Indebtedness .......................................................................................54
         8.2 Liens ..............................................................................................55
         8.3 Nature of Business..................................................................................55
         8.4 Consolidation, Merger, Sale or Purchase of Assets, Capital Expenditures, etc. ......................55
         8.5 Advances, Investments and Loans.....................................................................56
         8.6 Transactions with Affiliates........................................................................56
         8.7 Ownership of Equity Interests.......................................................................56
         8.8 Fiscal Year ........................................................................................57
         8.9 Prepayments of Indebtedness, etc. ..................................................................57
         8.10 Restricted Payments................................................................................57
         8.11 Sale Leasebacks ...................................................................................57
         8.12 No Further Negative Pledges........................................................................57

SECTION 9 EVENTS OF DEFAULT .....................................................................................58
         9.1 Events of Default...................................................................................58
         9.2 Acceleration; Remedies..............................................................................60

SECTION 10 MISCELLANEOUS ........................................................................................61
         10.1 Notices ...........................................................................................61
         10.2 Right of Set-Off...................................................................................62
         10.3 Benefit of Agreement...............................................................................62
         10.4 No Waiver; Remedies Cumulative.....................................................................62
         10.5 Payment of Expenses, etc. .........................................................................63
         10.6 Amendments, Waivers and Consents...................................................................63
         10.7 Counterparts ......................................................................................63

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
         10.8 Headings ..........................................................................................64
         10.9 Survival ..........................................................................................64
         10.10 Governing Law; Submission to Jurisdiction; Venue..................................................64
         10.11 Severability .....................................................................................64
         10.12 Entirety .........................................................................................65
         10.13 Binding Effect; Termination.......................................................................65
         10.14 Conflict .........................................................................................65

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                                    SCHEDULES

Schedule 2.1(b)            Form of Notice of Borrowing
Schedule 2.1(e)            Form of Revolving Note
Schedule 2.2(b)            Form of Notice of Request for Letter of Credit
Schedule 2.3(b)            Form of Notice of Request for Banker's Acceptance
Schedule 3.2               Form of Notice of Extension/Conversion
Schedule 5.1(f)            Secretary's Certificate
Schedule 6.6               Description of Legal Proceedings
Schedule 6.8               Liens
Schedule 6.14              Subsidiaries
Schedule 7.2(b)            Form of Officer's Compliance Certificate
Schedule 7.11-1            Form of Joinder Agreement
Schedule 8.1               Indebtedness
Schedule 8.5               Existing Investments

                      AMENDED AND RESTATED CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 5, 1998 (the "Credit Agreement"), is by and among ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the "Borrower"), the subsidiaries and affiliates identified on the signature pages hereto and such other subsidiaries and affiliates as may from time to time become Guarantors hereunder in accordance with the provisions hereof (the "Guarantors") and FIRST UNION NATIONAL BANK (the "Bank").

                               W I T N E S S E T H

         WHEREAS, a $16 million credit facility was established in favor of the Borrower pursuant to the terms of a Credit Agreement dated as of January 2, 1997 (as amended and modified, the "Original Credit Agreement");

         WHEREAS, the Borrower has requested that the credit facility be increased and that multicurrency borrowings be made available thereunder; and

         WHEREAS, the Bank has agreed to make the requested changes on the terms and conditions set forth in this Credit Agreement which is given in amendment to, restatement of and substitution for the Original Credit Agreement;

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Definitions.

                  As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

                  "Additional Credit Party" means each Person that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

                  "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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                  "Alternate Base Rate" means for any day, a rate per annum
         equal to the greatest of (a) the Prime Rate in effect on such day and
         (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Bank at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Bank as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it. If for any reason the Bank shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

                  "Alternate Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable Consolidated Senior Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin", (ii) LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin, Standby LOC Fee and BA Discount Rate", (iii) the Standby LOC Fee shall be the percentage set forth under the column "LIBOR Rate Margin, Standby LOC Fee and BA Discount Rate", (iv) the BA Discount Rate shall be the percentage set forth under the column "LIBOR Rate Margin, Standby LOC Fee and BA Discount Rate", and (v) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":

                           Consolidated               Alternate               LIBOR Rate
       Pricing            Senior Leverage             Base Rate                 Margin,             Commitment
        Level                  Ratio                    Margin          Standby LOC Fee and BA          Fee
                                                                             Discount Rate
          I                   < 0.75                      0%                     .875%                 .25%
                              -
         II              > 0.75 but < 1.25                0%                     1.00%                 .25%
                                    -
         III             > 1.25 but < 1.75               .25%                    1.25%                 .35%
                                    -
         IV                   > 1.75                     .50%                    1.50%                 .40%

         The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the date by which the annual

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
         and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 7.1(a) and (b) and Section 7.2(b), as appropriate; provided that in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Bank by the date required by Sections 7.1(a) and (b) and Section 7.2(b), as appropriate, the Applicable Percentages shall be based on Pricing Level IV until such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable Pricing Level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

         Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Bank shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Bank shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

                  "Attributed Principal Amount" means, on any day, with respect to any Securitization Transaction entered into by any member of the Consolidated Group, the aggregate amount (with respect to any such transaction, the "Invested Amount") paid to, or borrowed by, such Person as of such date under such Securitization Transaction, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Securitization Transaction.

                  "Available Foreign Currency" means (i) British Pounds Sterling, French Francs, Swiss Francs, Deutsche Marks, Japanese Yen, Netherlands Guilders and Italian Lire and (ii) any other freely available currency which is freely transferrable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by the Bank.

                  "BA Commitment" means the commitment of the Bank to create and discount Bankers' Acceptances, and to honor payment obligations relating thereto.

                  "BA Discount Reference Rate" shall mean, with respect to any Bankers' Acceptance, the current quoted discount rate for bankers' acceptances of the Bank on the date of creation of such Bankers' Acceptance for bankers' acceptances in an amount substantially equal to the face amount of such Bankers' Acceptance and having the same maturity as such Bankers' Acceptance.

                  "BA Documents" shall mean, with respect to any Bankers Acceptance such documents and agreements as the Bank reasonably may require in connection with the creation of such Bankers' Acceptance.

                  "BA Obligations" means, at any time, without duplication, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, payable by the Bank under all Bankers' Acceptances then outstanding, plus (ii) the aggregate BA Reimbursement Obligations at such time.

                  "BA Reimbursement Obligation" means, at any time, with respect to any Bankers' Acceptance, the obligation of the Borrower to reimburse the Bank for the face amount of a matured Bankers' Acceptance.

                  "Bankers' Acceptance" means a draft drawn by the Borrower, on and accepted and discounted by, the Bank in accordance with the provisions of Section 2.3.

                  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                  "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

                  "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or Phoenix, Arizona are authorized or required by law to close, except that when used in connection with LIBOR Rate Loans, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars or Available Foreign Currency, as applicable.

                  "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                  "Capital Lease Obligation" means the capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

                  "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) the Bank, or (ii) any domestic commercial bank of recognized standing (y) having capital and surplus in excess of $500,000,000 and (z) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any the Bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent corporation thereof) and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by a Person with the Bank or trust company (including any of the Banks) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody's, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody's and (ii) with dividends that reset at least once every 365 days and (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Borrower Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a), (b), (c), (e) and (f).

                  "Change of Control" shall be deemed to have occurred in the event that:

                           (i) the Principal Shareholder shall cease to own,
                  directly or indirectly, at least 1,000,000 shares of Voting Stock of the Borrower free and clear of Liens; or

                           (ii) the Principal Shareholder shall cease to be the
                  chief executive officer of the Borrower (a) for any reason other than his death or legal disability, or (b) due to his death or legal disability, and a successor satisfactory to the Bank does not assume his responsibilities and position within thirty (30) days of such cessation.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Commitment" means the Revolving Commitment, the LOC Commitment and the BA Commitment.

                  "Commitment Fee" shall have the meaning given such term in
         Section 3.5(a).

                  "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Revolving Commitment terminates in accordance with the provisions of this Credit Agreement.

                  "Consolidated" means, when used with reference to Fixed Charges or Funded Debt, the aggregate of Fixed Charges or Funded Debt, as the case may be, of the Borrower and its Subsidiaries, after eliminating all offsetting debts and credits between the Borrower and its Subsidiaries and all other terms required to be eliminated in accordance with GAAP. Calculations of Consolidated EBITDA, Consolidated Revenues, Consolidated Fixed Charges and Consolidated Income Available for Fixed Charges shall be made on a consolidating pro forma basis, as if (i) any consolidation or merger with or into any Person by the Borrower or any Subsidiary, any Transfer of all or substantially all of the assets of the Borrower or any Subsidiary to any Person or any Transfer of all or substantially all of the assets of any Person to the Borrower or any Subsidiary that has occurred during the preceding four Fiscal Quarters had occurred at the commencement of such period and
         (ii) any Indebtedness incurred or assumed by the Borrower and its Subsidiaries during the preceding four Fiscal Quarters (other than any refinancing of Indebtedness to the extent that the principal amount of such Indebtedness did not increase) had been in effect at the commencement of such period.

                  "Consolidated EBITDA" means, with respect to any date of determination, the sum of (a) Consolidated Net Income for the most recently ended four Fiscal Quarters and (b) the amount of all Interest Charges, depreciation, amortization, income taxes, deferred items and other non-cash expenses of the Borrower and its Subsidiaries, but only to the extent deducted in the determination of Consolidated Net Income for the most recently ended four Fiscal Quarters;

                  "Consolidated Group" means the Borrower and its consolidated subsidiaries, as determined in accordance with GAAP.

                  "Consolidated Income Available for Fixed Charges" means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits.

                  "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other terms required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP; provided that there shall be excluded:

                           (a) subject to clause (i) of the definition of
                  "Consolidated" herein, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;

                           (b) the income (or loss) of any Person (other than a
                  Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Subsidiary in the form of cash dividends or similar cash distributions;

                           (c) the undistributed earnings of any Subsidiary to
                  the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

                           (d) any restoration to income of any contingency
                  reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

                           (e) any aggregate net gain (but not any aggregate net
                  loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities);

                           (f) any gains resulting from any write-up of any
                  assets (but not any loss resulting from any writedown of any assets);

                           (g) any net gain from the collection of the proceeds
                  of life insurance policies;

                           (h) any gain arising from the acquisition of any
                  Security, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Subsidiary;

                           (i) any net income or gain (but not any net loss)
                  during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or
                  (iv) any discontinued operations or the disposition thereof;

                           (j) any deferred credit representing the excess of
                  equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; and

                           (k) any portion of such net income that cannot be
                  freely converted into United States Dollars.

                  "Consolidated Net Worth" means, at any time, (a) Consolidated Total Assets minus (b) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.

                  "Consolidated Revenues" means the revenue of the Borrower and its Subsidiaries for the applicable period, as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other terms required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

                  "Consolidated Senior Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (i) Funded Debt of the Borrowers and its Subsidiaries on such day determined on a consolidated basis to
         (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

                  "Consolidated Total Assets" means, as of any date of determination, the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

                  "Consolidated Total Tangible Assets" means Consolidated Total Assets less and except goodwill and other intangible assets of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

                  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

                  "Credit Documents" means a collective reference to this Credit Agreement, the Revolving Note, the LOC Documents, the BA Documents, each Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

                  "Credit Party" means any of the Borrower and the Guarantors.

                  "Current Maturities of Funded Debt" means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Determination Date" means with respect to any Foreign Currency Loan:

                           (a) in connection with the origination of any new
                  Loan advance, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;

                           (b) in connection with any extension or conversion or
                  continuation of an existing Loan, the last Business Day of each month or the Business Day which is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; or

                           (c) the date of any reduction of the Revolving
                  Committed Amount pursuant to the terms of Section 3.4; and

         in addition to the foregoing, such additional dates not more frequently than once a month as may be determined by the Bank. For purposes of determining availability hereunder, the rate of exchange for Available Foreign Currency shall be the spot rate for such Foreign Currency as quoted by the Bank at or about 10:00 A.M. (Charlotte, North Carolina time) on the day of determination.

                  "Dollar Amount" means (a) with respect to Obligations denominated in Dollars, such amount and (b) with respect to Obligations denominated in a Foreign Currency, (i) in the case of Loans, the Dollar Equivalent of such amount on the applicable date contemplated in this Credit Agreement and (ii) in the case of LOC Obligations, (A) if the Borrower has entered into a Hedging Agreement with respect to such LOC Obligations, the Dollar Equivalent of such amount on the applicable date contemplated in this Credit Agreement or (B) if the Borrower has not entered into a Hedging Agreement with respect to such LOC Obligations, an amount equal to 120% of the Dollar Equivalent of such amount on the applicable date contemplated in this Credit Agreement.

                  "Dollar Equivalent" means, on any date, with respect to an amount denominated in a Foreign Currency, the amount of Dollars into which the Bank could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of such Foreign Currency at its spot rate of exchange (inclusive of all reasonable related costs of conversion, if any, that are actually incurred) at or about 10:00 A.M., Charlotte, North Carolina time, on such date.

                  "Dollars" and "$" means dollars in lawful currency of the United States of America.

                  "Domestic Credit Party" means any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

                  "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

                  "Eligible Bankers' Acceptance" means a Bankers' Acceptance which meets the requirements of 12 U.S.C. Section 372(a).

                  "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  "Equity Transaction" means, with respect to the Borrower or any of its Subsidiaries, any issuance of shares of capital stock or other equity interest, including stock and equity interests issued in connection with acquisitions permitted hereunder, other than an issuance (i) to the Borrower or a Subsidiary of the Borrower, or (ii) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity based compensation plan or arrangement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA Affiliate" means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

                  "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan;
         (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA;
         (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

                  "Eurodollar Reserve Percentage" for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%), which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

                  "Event of Default" means such term as defined in Section 9.1.

                  "Extension of Credit" means the making of any Revolving Loan (including the extension of, or conversion into, a LIBOR Rate Loan) or the issuance or extension of any Letter of Credit or the creation and discount of a Banker's Acceptance hereunder.

                  "Fees" means all fees payable pursuant to Section 3.5.

                  "First Union" means First Union National Bank and its successors.

                  "Fiscal Quarter" means a fiscal quarter of the Borrower or any of its Subsidiaries which shall be any quarterly period ending on March 31, June 30, September 30 or December 31 of any year.

                  "Fiscal Year" means, with respect to any Person, a fiscal year of such Person.. The term "Fiscal Year, " when used without reference to any Person, shall mean a Fiscal Year of the Borrower ending on September 30, of any year.

                  "Fixed Charges" means, with respect to any date of determination, the sum of (a) Interest Charges for the most recently ended four Fiscal Quarters and (b) Lease Rentals for the most recently ended four Fiscal Quarters.

                  "Fixed Charges Coverage Ratio" means, as of any date of determination thereof, the ratio of (a) Consolidated Income Available for Fixed Charges for the most recently ended four Fiscal Quarters to
         (b) Consolidated Fixed Charges for such period.

                  "Foreign Credit Party" means a Credit Party which is not a Domestic Credit Party.

                  "Foreign Currency" means Available Foreign Currency.

                  "Foreign Currency Equivalent" means, on any date, with respect to an amount denominated in Dollars, the amount of any applicable Available Foreign Currency into which the Bank could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Dollars at its spot rate of exchange (inclusive of all reasonable related costs of conversion, if any are actually incurred) applicable to the relevant transaction at or about 10:00 A.M., Charlotte, North Carolina time, on such date.

                  "Foreign Currency Loan" means any Loan denominated in an Available Foreign Currency.

                  "Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

                  "Funded Debt" means, with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof; provided that Funded Debt shall include, as at any date of determination, Current Maturities of Funded Debt; provided further that Funded Debt shall not include any Indebtedness which by its terms is expressly subordinated in right of payment to the prior payment of the obligations under the Credit Agreement and other Credit Documents on terms and conditions satisfactory to the Bank, including, without limitation, the Subordinated Notes.

                  "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of
         Section 1.3 hereof.

                  "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                  "Guarantor" means each of those other Persons identified as a "Guarantor" on the signature pages hereto, and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns.

                  "Guaranteed Obligations" means, as to each Guarantor, without duplication, (i) all obligations of the Borrower to the Bank, whenever arising, under this Credit Agreement , the Revolving Note or the other Credit Documents relating to the Obligations hereunder, and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to the Bank, or any Affiliate of the Bank, arising under any Hedging Agreement relating to Obligations hereunder.

                  "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                  "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange agreement between the Borrower and the Bank, or any Affiliate of the Bank.

                  "Indebtedness" of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements,
         (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements (including, but not limited to, the Hedging Agreements), (x) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (xii) the outstanding Attributed Principal Amount under any Securitization Financing and (xiii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

                  "Interest Charges" means, with reference to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Borrower and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

                  "Interest Payment Date" (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

                  "Interest Period" with respect to any LIBOR Rate Loan,

                        (i) initially, the period commencing on the borrowing
                  date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in the notice of borrowing or notice of conversion given with respect thereto; and

                       (ii) thereafter, each period commencing on the last day
                  of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that the foregoing provisions are subject to the following:

                           (A) if any Interest Period pertaining to a LIBOR Rate
                  Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                           (B) any Interest Period pertaining to a LIBOR Rate
                  Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

                           (C) if the Borrower shall fail to give notice as
                  provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

                           (D) any Interest Period in respect of any Loan that
                  would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                           (E) in the case of LIBOR Rate Loans which are
                  denominated in Dollars, no more than four (4) LIBOR Rate Loans may be in effect at any time, and in the case of LIBOR Rate Loans which are denominated in Available Foreign Currencies, no more than four (4) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

                  "Invested Amount" shall have the meaning given such term in the definition of Attributed Principal Amount.

                  "Investment", in any Person, means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of, or equity interest in, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

                  "Joinder Agreement" means a Joinder Agreement substantially in the form of Schedule 7.10 hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.10.

                  "Lease Rentals" means, with reference to any period, the sum of rental and other obligations required to be paid during such period by the Borrower or any Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges; provided that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations (or such portion thereof) (i) shall be assumed to be equal to the amount of such obligations for the period of 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by the chief financial officer or controller of the Borrower on a reasonable basis and in good faith.

                  "Letter of Credit" means any Standby Letter of Credit or Trade Letter of Credit.

                  "Letter of Credit Fee" shall have the meaning given such term in Section 3.5(b).

                  "LIBOR" means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor or equivalent page) as the London interbank offered rate for deposits in Dollars or applicable Available Foreign Currency, as appropriate, at approximately 11:00 a.m. (London time) two Business Days prior to (or, in the case of British Pounds Sterling, on) the first day of such Interest Period for a term comparable to such Interest Period; plus, in the case of British Pounds Sterling, the applicable MLA Cost. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or applicable Available Foreign Currency, as appropriate, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates, or (ii) if the no rate is available on the Reuters Screen, then the rate determined by the Bank at which Dollars or applicable Available Foreign Currency, as appropriate, is offered by leading banks at approximately 11:00 a.m. (London time) two Business days prior to the first day of the applicable Interest Period; plus, in the case of British Pounds Sterling, the applicable MLA Cost.

                  "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Bank pursuant to the following formula:

                  LIBOR Rate  =                 LIBOR
                               ----------------------------------------------
                                 1.00 minus Eurodollar Reserve Percentage

                  "LIBOR Rate Loan" means Loans the rate of interest applicable to which is based on the LIBOR Rate.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

                  "Loan" or "Loans" means the Revolving Loans.

                  "LOC/BA Committed Amount" means such term as defined in
         Section 2.2.

                  "LOC Commitment" means the commitment of the Bank to issue, and to honor payment obligations under, Letters of Credit hereunder.

                  "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

                  "LOC Obligations" means, collectively, the Standby LOC Obligations and the Trade LOC Obligations.

                  "Material Adverse Effect" means a material adverse effect on
         (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents to which it is a party or (iii) the rights and remedies of the Bank under the Credit Documents.

                  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "MLA Cost" means, with respect to any Foreign Currency Loan denominated in British Pounds Sterling, the cost of compliance imputed to the Bank with respect to the

         Mandatory Liquid Assets requirements of the Bank of England, expressed as a rate per annum. Determination of the MLA Cost by the Bank shall be assumed correct and conclusive absent manifest error.

                  "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such Borrower in the business of rating securities.

                  "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

                  "Multiple Employer Plan" means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

                  "Non-Excluded Taxes" means such term as is defined in Section 3.10.

                  "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b), as required by Section 2.1(b).

                  "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

                  "Obligations" means, collectively, the Revolving Loans, the LOC Obligations and the BA Obligations.

                  "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                  "Organizational Documents" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

                  "Permitted Investments" means Investments which are either (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) Investments existing as of the Closing Date and set forth in Schedule 8.5, (v) Guaranty Obligations permitted by Section 8.1; (vi) acquisitions permitted by Section 8.4(d); (vii) transactions permitted by Section 8.6, (viii) loans to employees, directors or officers in connection with the award of convertible bonds or stock under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement in the aggregate not to exceed $1,000,000 (calculated on the exercise price for any such shares) in the aggregate at any time outstanding; (ix) other advances or loans to employees, directors, officers or agents not to exceed $500,000 in the aggregate at any time outstanding; (x) advances or loans to customers or suppliers that do not exceed $2,000,000 in the aggregate at any one time outstanding,
         (xi) Investments by members of the Consolidated Group and their Subsidiaries and Affiliates existing on the Closing Date, (xii) Investments by a Credit Party in and to a Domestic Credit Party, (xiii) other loans, advances and investments of a nature not contemplated in the foregoing subsections in an amount not to exceed in the aggregate at any time outstanding an amount equal to the sum of $4,500,000 plus an amount equal to the "unused" portion of Restricted Payments which are permitted, but not made, in any fiscal year and (xiv) any other Investments consented to in writing by the Bank.

                  "Permitted Liens" means:

                                    (i) Liens in favor of the Bank;

                                    (ii) Liens (other than Liens created or
                  imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                                    (iii) statutory Liens of landlords and Liens
                  of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                                    (iv) Liens (other than Liens created or
                  imposed under ERISA) incurred or deposits made by the Borrower and its Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                                    (v) Liens in connection with attachments or
                  judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

                                    (vi) easements, rights-of-way, restrictions
                  (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

                                    (vii) Liens securing purchase money and
                  sale/leaseback Indebtedness (including Capital Leases) to the extent permitted under Section 8.1(d), provided that any such Lien attaches only to the Property financed or leased and such Lien attaches thereto concurrently with or within 90 days after the acquisition thereof in connection with the purchase money transactions and within 30 days after the closing of any sale/leaseback transaction;

                                    (viii) leases or subleases granted to others
                  not interfering in any material respect with the business of any member of the Consolidated Group;

                                    (ix) any interest of title of a lessor
                  under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                                    (x) Liens in favor of customs and revenue
                  authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                                    (xi) Liens deemed to exist in connection
                  with Investments in repurchase agreements permitted under
                  Section 8.5;

                                    (xii) normal and customary rights of setoff
                  upon deposits of cash in favor of banks or other depository institutions; and

                                    (xiii) Liens existing as of the Closing Date
                  and set forth on Schedule 6.8; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

                  "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

                  "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

                  "Principal Shareholder" means Fred W. Wagenhals, the president and chief executive officer of the Borrower.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Receivables Financier" means, in connection with a Securitization Transaction, the Person which provides financing for such transaction whether by purchase, loan or otherwise in respect of Receivables.

                  "Regulation T, U, or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

                  "Reportable Event" means any of the events set forth in
         Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

                  "Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property is subject.

                  "Responsible Officer" means the Chief Financial Officer and the Controller.

                  "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class and (B) dividends and other distributions payable to a Credit Party, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding.

                  "Revolving Commitment" means the commitment of the Bank to make Revolving Loans hereunder.

                  "Revolving Committed Amount" means such term as defined in
         Section 2.1(a).

                  "Revolving Loans" shall have the meaning assigned to such term in Section 2.1(a).

                  "Revolving Note" means the promissory note of the Borrower in favor of the Bank evidencing the Revolving Loans in substantially the form attached as Schedule 2.1(e), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

                  "Securitization Transaction" means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate, or (ii) any other Person, or may grant a security interest in, any Receivables or interests therein secured by merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

                  "Security" shall have the meaning set forth in Section 2(1) of the Securities Act of 1933, as amended from time to time.

                  "Senior Note Agreement" means the Note Purchase Agreement dated as of January 2, 1997 issued by the Borrower in connection with the Senior Notes, as modified, supplemented, renewed and replaced from time to time.

                  "Senior Notes" means those $20,000,000, 8.05% Senior Notes of the Borrower due January 2, 1999, as amended, modified, supplemented, renewed and replaced from time to time.

                  "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

                  "Standby Letter of Credit" means any standby or direct-pay letter of credit or letter of credit which is not a Trade Letter of Credit issued by the Bank for the account of the Borrower in accordance with the terms of Section 2.1(a).

                  "Standby LOC Committed Amount" means such term as defined in
         Section 2.1(a).

                  "Standby LOC Fee" means such term as defined in Section 3.5(b)(A).

                  "Standby LOC Obligations" means, at any time, the sum of (i) the maximum Dollar Amount which is, or at any time thereafter may become, available to be drawn under Standby Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Standby Letters of Credit plus (ii) the aggregate Dollar Amount of all drawings under Standby Letters of Credit honored by the Bank and not theretofore reimbursed.

                  "Subordinated Notes" means, collectively, those $100,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due April 1, 2005 issued by the Borrower, as amended and modified.

                  "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% of the voting interests at any time. Unless otherwise identified, "Subsidiary" or "Subsidiaries" shall mean Subsidiaries of the Borrower.

                  "Termination Date" means

                           (i) as to Revolving Loans and the Revolving
                  Commitment, April 1, 2001, or if extended with the written consent of the Bank, such later date as to which the Bank may agree; and

                           (ii) as to BA Obligations, LOC Obligations and the
                  Commitments relating thereto, April 1, 1999, or if extended with the written consent of the Bank, such later date as to which the Bank may agree.

                  "Trade Letter of Credit" means any commercial, trade or documentary letter of credit issued by the Bank for the account of the Borrower in accordance with the terms of Section 2.2.

                  "Trade LOC Obligations" means, at any time, the sum of (i) the maximum Dollar Amount which is, or ant any time thereafter may become, available to be drawn under Trade Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Trade Letters of Credit plus (ii) the aggregate Dollar Amount of all drawings under Trade Letters of Credit honored by the Bank and not theretofore reimbursed.

                  "Transfer" means the sale, lease, transfer, conveyance, abandonment or other disposition, directly or indirectly, in a single transaction or a series of transactions of all or any part of a Person's assets.

                  "Voting Stock" means, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                  "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock or other equity interests is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

         1.2 Computation of Time Periods.

                  For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3 Accounting Terms.

                  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 7.1 hereof, consistent with the annual audited financial statements referenced in Section 6.1(i)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Bank as to which no such objection shall have been made.


                                    SECTION 2
                                CREDIT FACILITIES

         2.1 Revolving Loans.

                  (a) Commitment.

         During the Commitment Period, subject to the terms and conditions hereof, the Bank agrees to make revolving loans in Dollars and in Available Foreign Currencies, and to issue Standby Letters of Credit in Dollars and in Available Foreign Currencies for the account of, the Borrower; provided that (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Loans and Standby LOC Obligations shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (the "Revolving Committed Amount"), and (ii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Standby LOC Obligations shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the "Standby LOC Committed Amount"). Revolving Loans which are denominated in Dollars may consist of Alternate Base Rate Loans or LIBOR Rate Loans and Revolving Loans which are denominated in Available Foreign Currencies shall consist solely of LIBOR Rate Loans, provided that no more than four (4) separate LIBOR Rate Loans denominated in Available Foreign Currencies may exist at any time, no more than six (6) LIBOR Rate Loans (including LIBOR Rate Loans denominated in Available Foreign Currencies) may exist at any time. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof. Standby Letters of Credit issued hereunder (i) shall be of a duration reasonably acceptable to the

Bank, but shall not in any event, extend beyond the Termination Date, (ii) may be issued subject to any additional terms and provision provided in any application or other document executed in connection therewith, and (iii) may be issued subject to the Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce. The obligation of the Bank to make Extensions of Credit is subject to the condition that the Representations and Warranties set forth herein are true and correct in all material respects (except as to items stated as of a particular time).

                  (b) Notices.

         Requests by the Borrower for Extensions of Credit hereunder, and for extensions or conversions of Loans hereunder, shall be made by written notice (or telephone notice promptly confirmed in writing) by 12:00 Noon Charlotte, North Carolina time on (i) the Business Day prior to the requested borrowing, extension or conversion in the case of Alternate Base Rate Loans, (ii) the third Business Day prior to the requested borrowing, extension or conversion in the case of LIBOR Rate Loans and (iii) the third Business Day prior to the requested date of issuance of a Standby Letter of Credit. Each request shall be in a minimum principal dollar amount of $1,000,000 (or approximate Dollar Equivalent) in the case of LIBOR Rate Loans and $100,000 in the case of Alternate Base Rate Loans and, in each case, integral multiples of $100,000 (or approximate Dollar Equivalent) in excess thereof, and shall specify the date of the requested borrowing, extension or conversion, the currency and aggregate amount to be borrowed, extended or converted and if an extension of conversion, the Loan which is being extended or converted, and whether the borrowing, extension or conversion shall consist of LIBOR Rate Loans, Alternate Base Rate Loans or combination thereof. If the Borrower shall fail to specify (A) the type of Loan requested for a borrowing, the request shall be deemed a request for a Alternate Base Rate Loan, (B) the duration of the applicable Interest Period in the case of LIBOR Rate Loans, the request shall be deemed to be a request for an Interest Period of one month. Unless extended in accordance with the provisions hereof, LIBOR Rate Loans shall be converted to Alternate Base Rate Loans at the end of the applicable Interest Period. A form of Notice of Borrowing is attached as
Schedule 2.1(b).

                  (c) Interest Rate.

                  (i) Revolving Loans. Subject to the provisions of Section 3.1, the Revolving Loans hereunder shall bear interest at a per annum rate equal to (i) in the case of LIBOR Rate Loans, the LIBOR Rate plus the Applicable Percentage, and (ii) in the case of Alternate Base Rate Loans, the Alternate Base Rate plus the Applicable Percentage, payable, in each case, on each Interest Payment Date.

                  (ii) Letters of Credit. The unreimbursed portion of any drawing under at Standby Letter of Credit shall bear interest payable on demand, at a per annum rate equal to the Alternate Base Rate plus two percent (2%) from the date of the drawing.

                  (d) Repayment.

                  (i) Repayment of Revolving Loans. The Revolving Loans shall be due and payable on the Termination Date, together with accrued interest and fees.

                  (ii) Reimbursement of Standby Letters of Credit. The Bank will notify the Borrower of any drawing under a Standby Letter of Credit issued hereunder and the amount of any such drawing shall be due and payable in full on the date of such drawing. Unless it shall receive direction from the Borrower to the contrary, the Bank may, but shall not be required to, make a Revolving Loan advance to reimburse the amount an such drawing. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Bank, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

                  (e) Revolving Note.

         The Revolving Loans shall be evidenced by the Revolving Note.

         2.2 Trade Letter of Credit Facility.

         (a) Issuance. During the Commitment Period, subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Bank may reasonably require, the Bank shall issue such Trade Letters of Credit in Dollars and in Available Foreign Currencies as the Borrower may request for its own account or for the account of another Credit Party as provided herein, in a form acceptable to the Bank, for the purposes hereinafter set forth; provided that the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Trade LOC Obligations plus BA Obligations shall not exceed THIRTY MILLION DOLLARS ($30,000,000) at any time (the "LOC/BA Committed Amount). Trade Letters of Credit issued under this
Section 2.2 shall be trade or commercial letters of credit (as opposed to standby letters of credit) and shall not have an original expiry date more than six months from the date of issuance or extension, nor an expiry date, whether as originally issued or by extension, extending beyond the Termination Date. Each Trade Letter of Credit shall comply with the related LOC Documents The issuance date of each Trade Letter of Credit shall be a Business Day.

         (b) Notice and Reports. The request for the issuance of a Trade Letter of Credit shall be submitted by the Borrower to the Bank at least three (3) Business Days prior to the requested date of issuance (or such shorter period as may be agreed by the Bank). A form of Notice of Request for Letter of Credit is attached as Schedule 2.2(b).

         (c) Reimbursement. In the event of any drawing under any Trade Letter of Credit, the Bank will promptly notify the Borrower. The Borrower promises to reimburse the Bank on the day of drawing under any Trade Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Bank, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

         (d) Designation of other Credit Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a) hereof, a Trade Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Credit Party, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

         (e) Renewal, Extension. The renewal or extension of any Trade Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

         (f) Uniform Customs and Practices. The Bank may have the Trade Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

         (g) Indemnification; Nature of Bank's Duties.

                  (i) In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                  (ii) As between the Borrower and the Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Bank shall not be responsible:
         (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a

         Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Bank's rights or powers hereunder.

                  (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. The Bank shall not, in any way, be liable for any failure by the Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank.

                  (iv) Nothing in this subsection (g) is intended to limit the reimbursement obligations of the Borrower contained herein. The obligations of the Borrower under this subsection (g) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Bank to enforce any right, power or benefit under this Credit Agreement.

                  (v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify the Bank in respect of any liability incurred by the Bank (A) arising out of the gross negligence or willful misconduct of the Bank, as determined by a court of competent jurisdiction, or (B) caused by the Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

         (h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

         2.3 Bankers' Acceptances.

         (a) Bankers' Acceptance Commitment. During the Commitment Period, subject to the terms and conditions hereof and of the BA Documents, if any, executed in connection with the creation of each Bankers' Acceptance and such other terms and conditions which the Bank may reasonably require, the Bank shall create and discount such Bankers' Acceptances in Dollars as the Borrower may request from time to time as provided herein, in a form acceptable to the Bank; provided that the sum of LOC Obligations plus the BA Obligations shall not at any time exceed the LOC/BA Committed Amount, and provided further that the Borrower shall not be entitled to request any Bankers' Acceptance which, if created, would result in more than ten (10) separate Bankers' Acceptances being outstanding hereunder at any time. The maturity of any Bankers'

Acceptances shall be the date 30, 60 or 90 days after the creation thereof, as the Borrower may elect; provided that, no such maturity shall extend beyond the date falling five (5) days before the Termination Date. Each Bankers' Acceptance shall comply with the related BA Documents and shall be executed on behalf of the Borrower and presented to the Bank pursuant to such procedures as are provided for in such BA Documents or otherwise provided or required by the Bank. The face amount of any Bankers' Acceptance shall be in a minimum amount of $100,000 and integral multiples of $100,000 in excess thereof. The creation and maturity date of each Bankers' Acceptance shall be a Business Day. Notwithstanding the foregoing, the Bank shall not be obligated to create or discount any Bankers' Acceptance (i) that is not an Eligible Bankers' Acceptance, or (ii) if creation thereof would cause the BA Agent to exceed the maximum amount of outstanding bankers' acceptances permitted by applicable law.

         (b) Notice and Requests. Any request for the creation and discount of a Bankers' Acceptance shall be submitted to the Bank by 9:30 A.M. (Charlotte, North Carolina time) on the requested date of creation and discount by completion of a Bankers' Acceptance Request in form acceptable to the Bank (a "BA Request") and shall be accompanied by such documents as are specified therein and in the related BA Documents.

         (c) Discount of Bankers' Acceptances. Upon the creation by the Bank of a Bankers' Acceptance, the Bank shall discount such Committed Bankers' Acceptance by deducting from the face amount thereof a discount equal to the sum of BA Discount Reference Rate plus the Applicable Percentage (the "Applicable BA Discount Rate") applied against the face amount of the Bankers' Acceptance for the term thereof, and the Bank shall make the net amount available in immediately available funds to the Borrower. The Bank may retain or rediscount, at its election, any Bankers' Acceptance and the amount received by the Bank upon payment thereof at maturity or upon rediscounting shall be solely for the account of the Bank.

         (d) Reimbursement. The Bank shall give prompt notice to the Borrower in each case of its honor of a mature Bankers' Acceptance. The Borrower shall thereupon reimburse the Bank on the same day on which the Bank honors a matured Bankers' Acceptance for the full amount of the related BA Reimbursement Obligation in Dollars and in immediately available funds. If the Borrower shall fail to reimburse the Bank as provided hereinabove, the related BA Reimbursement Obligation shall bear interest at a per annum rate equal to the Alternate Base Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Bank or any other Person.

         (e) Eligibility Requirement. The Borrower agrees that, in the event that any Bankers' Acceptance created (or to be created) shall not be an Eligible Bankers' Acceptance, the Borrower shall, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for any increased costs resulting therefrom (including without limitation costs resulting from any reserve requirement, premium liability to the Federal Deposit Insurance Corporation, or a higher discount rate). A detailed statement as to the amount of such increased costs, prepared in good faith and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error in computation.

                                    SECTION 3
                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

         3.1 Default Rate.

                  Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate).

         3.2 Extension and Conversion.

                  Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b), and (iv) any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Bank prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (a) through (d) of Section 5.2. In the event the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then (i) in the case of LIBOR Rate Loans denominated in Dollars, such LIBOR Rate Loan shall be continued as a LIBOR Rate Loan denominated in Dollars at the end of the Interest Period applicable thereto for an Interest Period of one month, and (ii) in the case of LIBOR Rate Loans in an Available Foreign Currency, such LIBOR Rate Loan shall be automatically continued as a LIBOR Rate Loan in the same Available Foreign Currency for an Interest Period of one month. The Bank shall give the Bank notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

         3.3 Prepayments.

                  (a) Voluntary Prepayments. Revolving Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be prepaid only upon three (3) Business Days' prior written notice to the Bank and must be accompanied by payment of any amounts owing under Section 3.11, and (ii) partial prepayments shall be minimum principal amounts of $1,000,000 (or approximate Dollar Equivalents), in the case of LIBOR Rate Loans, and $100,000, in the case of Alternate Base Rate Loans, and in integral multiples of $100,000 (or approximate Dollar Equivalents) in excess thereof.

                  (b) Mandatory Prepayments. If at any time, (A) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Loans and Standby LOC Obligations shall exceed the Revolving Committed Amount, (B) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Standby LOC Obligations shall exceed the Standby LOC Committed Amount or (C) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Trade LOC Obligations plus BA Obligations shall exceed the LOC/BA Committed Amount, the Borrower shall immediately make payment on the Revolving Loans and/or to a cash collateral account in respect of the LOC Obligations and/or BA Obligations, in an amount sufficient to eliminate the deficiency.

                  (c) Application. Unless otherwise specified by the Borrower, prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities and then to a cash collateral account to secure LOC Obligations and BA Obligations. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

         3.4 Termination and Reduction of Commitments

                  (a) Voluntary Reductions. The Commitments hereunder may be terminated or permanently reduced in whole or in part upon three (3) Business Days' prior written notice to the Bank, provided that (i) after giving effect to any such voluntary reduction the aggregate amount of Revolving Loans shall not exceed the Revolving Committed Amount and the sum of LOC Obligations plus BA Obligations shall not exceed the LOC Committed Amount, and (ii) partial reductions shall be minimum principal amount of $1,000,000 (or approximate Dollar Equivalents), and in integral multiples of $100,000 (or approximate Dollar Equivalents) in excess thereof.

                  (b) Mandatory Reduction. The Commitments hereunder shall terminate on the Termination Date.

         3.5 Fees.

                  (a) Commitment Fee. In consideration of the Revolving Commitments hereunder, the Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") at a per annum rate equal to the Applicable Percentage in effect at the time on the average daily Unused Amount of the Revolving Committed Amount for the applicable period. The

Commitment Fee shall be payable quarterly in arrears on the 5th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning with the first such date to occur after the Closing Date. As used herein, the "Unused Amount" of the Revolving Committed Amount shall be, on any day, the Revolving Committed Amount minus the aggregate Dollar Amount (determined as of the most recent Determination Date) of Revolving Loans and Standby LOC Obligations then outstanding.

                  (b) Letter of Credit Fees. The Borrower agrees to pay to the Bank (collectively, the "Letter of Credit Fees"):

                           (A) with regard to Standby Letters of Credit (the
                  "Standby LOC Fee"), a per annum fee equal to the Applicable Percentage on the average daily maximum amount available to be drawn under Standby Letters of Credit from the date of issuance to the date of expiration, payable quarterly in arrears at the end of each calendar quarter thereafter;

                           (B) with regard to trade or commercial Letters of
                  Credit, such fronting and negotiation fees as may be mutually agreed upon by the Bank and the Borrower from time to time; and

                           (C) customary charges of the Bank with respect to the
                  issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit as may be mutually agreed upon by the Bank and the Borrowers from time to time.

                  (c) Upfront Fee. The Borrower agrees to pay to the Bank on or before the Closing Date an upfront fee of $50,000.

         3.6 Capital Adequacy.

                  If the Bank has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy), then, upon notice from the Bank to the Borrower, the Borrower shall be obligated to pay to the Bank such additional amount or amounts as the Bank determines in good faith will compensate the Bank for such reduction. Each determination by the Bank of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

      3.7   Inability To Determine Interest Rate.

      If prior to the first day of any Interest Period, the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Bank shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given, in the case of Loans denominated in Dollars, any request for LIBOR Rate Loans shall be made as Alternate Base Rate Loans instead, and, in the case of Loans denominated in Foreign Currencies, any request for LIBOR Rate Loans shall be made as Dollar denominated Alternated Base Rate Loans instead (unless the Borrower shall otherwise request another currency or rate option available hereunder). Until such notice has been withdrawn by the Bank, no further LIBOR Rate Loans shall be made or continued in the affected currency.

      3.8   Illegality.

      Notwithstanding any other provision herein, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Available Foreign Currency as contemplated by this Agreement, then until notice that the conditions giving rise thereto have abated or otherwise been resolved,

            (a) with respect to the affected currencies, the commitment of the Bank hereunder to make LIBOR Rate Loans, continue Loans as LIBOR Rate Loans or convert Loans into LIBOR Rate Loans, shall forthwith be suspended; and

            (b) with respect to the affected currencies, the Bank may require outstanding LIBOR Rate Loans to be paid or converted into Alternate Base Rate Loans in the case of Loans denominated in Dollars, or, in the case other currencies, paid or converted into Loans in other Available Currencies which are not affected hereunder.

If any such conversion or payment is made on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower will pay to the Bank such amounts, if any, as may be required pursuant to Section 3.11.

      3.9   Requirements of Law.

      If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Bank, or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

                  (a) shall subject the Bank to any tax of any kind whatsoever with respect to any Letter of Credit, any LIBOR Rate Loans made by it or its obligation to make LIBOR Rate Loans, or change the basis of taxation of payments to the Bank in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.10 (including Non-Excluded Taxes imposed solely by reason of any failure of the Bank to comply with its obligations under
      Section 3.10) and (ii) changes in taxes measured by or imposed upon the overall net income of the Bank or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Bank or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes);

                  (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (c) shall impose on the Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making, converting into, continuing or maintaining LIBOR Rate Loans or issuing or participating in Letters of Credit or creating and discounting Bankers' Acceptances or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Bank in accordance herewith, the Borrower shall be obligated to promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the LIBOR Rate Loans made by the Bank hereunder to Alternate Base Rate Loans by giving the Bank at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to the Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.11. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower certifying
(x) that one of the events described in this Section has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Bank and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by the Bank to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

      3.10  Taxes.

      Except as provided below in this Section, all payments made by the Borrower under this Credit Agreement and the Revolving Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding taxes measured by or imposed upon the overall net income of the Bank or its applicable lending office, or any branch or Affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Bank or its applicable lending office, or any branch or Affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which the Bank, applicable lending office, branch or Affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Bank, applicable lending office, branch or Affiliate other than a connection arising solely from the Bank having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or the Revolving Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Bank hereunder or under the Revolving Note, (A) the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and the Revolving Note, and (B) as promptly as possible thereafter the Borrower shall send to the Bank for its own account, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

      3.11  Indemnity.

      The Borrower promises to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur (other than through the Bank's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(b) default by the Borrower in making any prepayment of a LIBOR Rate Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to LIBOR Rate Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.11 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

      3.12  Payments, Computations, Etc.

      (a) Each payment on account of an amount due from the Borrower shall be made in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Upon request, the Bank will provide a statement to the Borrower showing the computation used in calculating amounts denominated in foreign currencies hereunder, which statement shall be assumed correct and conclusive absent manifest error. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Bank of the full amount in the appropriate currency payable hereunder. The Borrower agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

      (b) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Bank in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Bank's office specified in Section 10.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Bank (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Bank the Loans, LOC Obligations, BA Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Bank shall apply such payment in such manner as the Bank may determine to be appropriate in respect of obligations owing by the Borrower hereunder). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of LIBOR Rate Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and Fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Alternate Base Rate Loans which (unless the Alternate Base Rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                                    SECTION 4
                                    GUARANTY

      4.1   The Guarantee.

      Each of the Guarantors hereby jointly and severally guarantees to the Bank, to each Affiliate of the Bank that enters into a Hedging Agreement and to the Bank as hereinafter provided the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

      Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

      4.2   Obligations Unconditional.

      The obligations of the Guarantors under Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Guaranteed Obligations for amounts paid under this Guaranty until such time as the Bank (and any Affiliates of the Bank entering into Hedging Agreements) has been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Bank in connection with monies received under the Credit Documents or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

            (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

            (ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be done or omitted;

            (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

            (iv) any Lien granted to, or in favor of, the Bank as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

            (v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

      4.3   Reinstatement.

      The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under the Bankruptcy Code, insolvency or similar law.

      4.4   Certain Additional Waivers.

      Without limiting the generality of the provisions of this Section 4, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. Sections 26-7 through 26-9, inclusive. Each

Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of the rights of subrogation pursuant to Section 4.2.

      4.5   Remedies.

      The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Bank, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 4.1.

      4.6   Rights of Contribution.

      The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 4.6), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes of this Section 4.6, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "Excess Funding Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Excess Funding Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Excess Funding Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Excess Funding Guarantied Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 4.6, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.6 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such

Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

      4.7   Continuing Guarantee.

      The guarantee in this Section 4 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.


                                    SECTION 5
                                   CONDITIONS

      5.1 Conditions to Closing.

      This Credit Agreement shall become effective, and the initial Extensions of Credit may be made, upon the satisfaction of the following conditions precedent:

            (a) Execution of Credit Agreement and Credit Documents. Receipt of fully executed copies of this Credit Agreement and the Revolving Note.

            (b) Financial Information. Receipt of financial information regarding the Borrower and its Subsidiaries, as may be requested by, and in each case in form and substance satisfactory to the Bank.

            (c) Absence of Legal Proceedings. Except as disclosed in Schedule 6.6, the absence of any action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental instrumentality which if adversely determined could reasonably be expected to have a Material Adverse Effect on the Consolidated Group taken as a whole.

            (d) Legal Opinions. Receipt of an opinion of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated herein, in form and substance satisfactory to the Bank.

            (e) Corporate Documents. Receipt of the following (or their equivalent) for each of the Credit Parties:

                  (i) Articles of Incorporation. Copies of the articles of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

                  (ii) Resolutions. Copies of resolutions of the Board of Directors approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                  (iii) Bylaws. Copies of the bylaws certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                  (iv) Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations in such state.

                  (v) Officer's Certificate. An officer's certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Schedule 5.1(f) with appropriate insertions and attachments.

            (f) Fees. Receipt of all Fees, if any, owing to the Bank.

            (g) Section 5.2 Conditions. The conditions specified in Section 5.2 shall be satisfied.

            (h) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Bank.

      5.2   Conditions to All Extensions of Credit.

      The obligation of the Bank to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

            (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein or in any other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

            (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

            (c) No Material Adverse Effect. No circumstances, events or conditions shall have occurred since the date of the audited financial statements referenced in Section 6.1 which would have a Material Adverse Effect.

            (d) Additional Conditions to Revolving Loans. If a Revolving Loan is made pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

            (e) Additional Conditions to Letters of Credit. If such Extension of Credit is made pursuant to Section 2.2, all conditions set forth therein shall have been satisfied.

            (f) Additional Conditions to Bankers' Acceptances. If such Extension of Credit is made pursuant to Section 2.3, all conditions set forth therein shall have been satisfied.

      Each request for Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in subsections (a), (b) and (c), and in
(d), (e) or (f) of this Section have been satisfied.


                                    SECTION 6
                         REPRESENTATIONS AND WARRANTIES

      To induce the Bank to enter into this Credit Agreement and to make Extensions of Credit herein provided for, each of the members of the Consolidated Group parties hereto hereby represents and warrants to the Bank that:

      6.1   Financial Condition.

      Each of the financial statements described below (copies of which have heretofore been provided to the Bank), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim Borrower-prepared statements to normal year-end adjustments:

            (i) an audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of September 30, 1997, together with related statements income and cash flows certified by Arthur Andersen LLP, certified public accountants; and

            (ii) a Borrower-prepared consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of March 31, 1998, together with related consolidated statements of income and cash flows.

      6.2   No Changes or Restricted Payments.

      Since the date of the audited financial statements referenced in Section 6.1(i), (a) there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group which has had or would be reasonably expected to have a Material Adverse Effect, and (b) except as permitted herein, no Restricted Payments have been made by any members of the Consolidated Group, other than those permitted hereunder.

      6.3   Organization; Existence; Compliance with Law.

      Each of the members of the Consolidated Group (a) is a corporation duly organized, validly existing in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Organizational Documents and Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      6.4   Power; Authorization; Enforceable Obligations.

      Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit parties. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of such Credit Parties enforceable against such Credit Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      6.5   No Legal Bar.

      The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate any Requirement of Law or any Contractual Obligation of any member of the Consolidated Group (except those as to which waivers or consents have been obtained, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No member of the Consolidated Group is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect.

      6.6   No Material Litigation.

      Except as disclosed on Schedule 6.6 (as updated from time to time with the consent of the Bank), no claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby, (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.6 (as updated from time to time with the consent of the Bank) is a summary of all material claims, litigation, investigations and proceedings pending or, to the best knowledge of the Credit Parties, threatened by or against the members of the Consolidated Group or against any of their respective properties or revenues, and none of such actions, individually or in the aggregate, if adversely determined is reasonably expected to have a Material Adverse Effect, except as disclosed on
Schedule 6.6 (as updated from time to time with the consent of the Bank).

      6.7   No Default.

      No Default or Event of Default has occurred and is continuing.

      6.8   Ownership of Property; Liens.

      Each of members of the Consolidated Group has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens.

      6.9   Intellectual Property.

      Each of the members of the Consolidated Group owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and the use of such Intellectual Property by the members of the Consolidated Group does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

      6.10  No Burdensome Restrictions.

      No Requirement of Law, Organizational Document or Contractual Obligation of the members of the Consolidated Group would be reasonably expected to have a Material Adverse Effect.

      6.11  Taxes.

      Each of the members of the Consolidated Group has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Credit Parties, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or
(b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed, and, to the best knowledge of the Credit Parties, no claim is being asserted, with respect to any such tax, fee or other charge.

      6.12  ERISA

      Except as would not reasonably be expected to have a Material Adverse
Effect:

      (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

      (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

      (c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

      (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

      (e) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

      6.13  Governmental Regulations, Etc.

            (a) No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U, or for the purpose of purchasing or carrying or trading in any securities. If requested by the Bank, the Borrower will furnish to the Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation G, T, U or X.

            (b) None of the members of the Consolidated Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Borrower Act of 1940, each as amended. In addition, none of the members of the Consolidated Group is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            (c) No director, executive officer or principal shareholder of any member of the Consolidated Group is a director, executive officer or principal shareholder of the Bank. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to the Bank) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

            (d) Each of the members of the Consolidated Group has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business.

            (e) None of the members of the Consolidated Group is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which violation could reasonably be expected to have a Material Adverse Effect.

            (f) Each of the members of the Consolidated Group is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

      6.14  Subsidiaries.

      Set forth on Schedule 6.14 are all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

      6.15  Purpose of Extensions of Credit.

      The Extensions of Credit will be used to finance permitted acquisitions and to finance working capital and other corporate purposes. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

      6.16  Environmental Matters.

      Except as disclosed on Schedule 6.6 and as would not reasonably be expected to have a Material Adverse Effect:

      (a) Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the members of the Consolidated Group (the "Businesses"), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

      (b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

      (c) None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

      (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

      (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Properties or the Businesses.

      (f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.


                                    SECTION 7
                              AFFIRMATIVE COVENANTS

      Each of the Credit Parties covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Obligations remain outstanding and all amounts owing hereunder or in connection herewith have been paid in full, each of the members of the Consolidated Group party hereto shall:

      7.1   Financial Statements.

      Furnish, or cause to be furnished, to the Bank:

            (a) Audited Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders' equity and cash flows for the year, audited by Arthur Andersen LLP, or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank, setting forth in each case in comparative form the figures for the previous year, reported without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

            (b) Borrower-Prepared Financial Statements. As soon as available, but in any event

                  (i) within 45 days after the end of each of the first three fiscal quarters, a Borrower-prepared consolidated balance sheet of the Borrower and its subsidiaries as of the end of the quarter and related Borrower-prepared consolidated statements of income and cash flows for such quarterly period and for the fiscal year to date;

                  (ii) within 30 days prior to the end of each fiscal year, an annual business plan and budget for the members of the Consolidated Group, containing, among other things, pro forma financial statements for the next fiscal year,

      in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and ,in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in
Section 1.3.

      7.2   Certificates; Other Information.

      Furnish, or cause to be furnished, to the Bank:

            (a) Accountant's Certificate and Reports. Concurrently with the delivery of the financial statements referred to in subsection 7.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.

            (b) Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b) above, a certificate of a Responsible Officer in such capacity and not individually stating that, to the best of such Responsible Officer's knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period the members of the Consolidated Group have observed or performed in all material respects the covenants and other agreements hereunder and under the other Credit Documents relating to them, and satisfied in all material respects the conditions, contained in this Credit Agreement to be observed, performed or satisfied by them,
      (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (iv) such certificate shall include the calculations required to indicate compliance with Section 7.9. A form of Officer's Certificate is attached as Schedule 7.2(b).

            (c) Public Information. Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to subsection 7.1) and other financial information which any member of the Consolidated Group sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which any member of the Consolidated Group may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority.

            (d) Other Information. Promptly, such additional financial and other information as the Bank may from time to time reasonably request.

      7.3   Notices.

      Give notice to the Bank of:

            (a) Defaults. Immediately (and in any event within two (2) Business
      Days) after a Responsible Officer of a Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default.

            (b) Contractual Obligations. Promptly, the initiation of any default or event of default under any Contractual Obligation of any member of the Consolidated Group which would reasonably be expected to have a Material Adverse Effect.

            (c) Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to any member of the Consolidated Group (other than those disclosed in Schedule 6.6), or any material development in respect thereof (including those matters disclosed on Schedule 6.6), affecting any member of the Consolidated Group which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

            (d) ERISA. Promptly, after any Responsible Officer of the Borrower knows or has reason to know of (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the members of the Consolidated Group or any ERISA Affiliate are required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect; or (iv) any change in the funding status of any Plan that reasonably could be expected to have a Material Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the members of the Consolidated Group shall furnish the Bank with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

            (e) Other. Promptly, any other development or event which a Responsible Officer determines could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Credit Parties propose to take with respect thereto.

      7.4   Payment of Obligations.

      Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with prudent business practice (subject, where applicable, to specified grace periods) all material obligations of each member of the Consolidated Group of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except (i) when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Consolidated Group, as the case may be, and (ii) to the extent that the failure to so pay, discharge or otherwise satisfy such obligations would not have a Material Adverse Effect.

      7.5   Conduct of Business and Maintenance of Existence.

      Continue to engage in business of the same general type as now conducted by it on the date hereof and similar or related businesses with respect to motorsports products except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a Material Adverse Effect.

      7.6   Maintenance of Property; Insurance.

      Keep all material Property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies casualty, liability and such other insurance (which may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice and in any event consistent with normal industry practice (except to any greater extent as may be required by the terms of any of the other Credit Documents); and furnish to the Bank, upon written request, full information as to the insurance carried.

      7.7   Inspection of Property; Books and Records; Discussions.

      Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice, the Bank to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the Credit Parties may not disclose without violation of a confidentiality obligation binding upon them) at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Bank unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Credit Parties.

      7.8   Environmental Laws.

      (a) Comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

      (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

      (c) Defend, indemnify and hold harmless the Bank, and its employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the members of the Consolidated Group or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Loans and all other amounts payable hereunder, and termination of the Commitments.

      7.9   Financial Covenants.

      (a) Consolidated Senior Leverage Ratio. The Borrower will not permit, at any time, the Consolidated Senior Leverage Ratio to be greater than 2.0 to 1.0.

      (b) Fixed Charges Coverage Ratio. The Borrower will not permit, at any time, the Fixed Charges Coverage Ratio to be less than 5.0 to 1.0.

      (c) Consolidated Net Worth. The Borrower will not permit, at any time Consolidated Net Worth to be less than the sum of (i) $95 million plus (ii) as of the end of each fiscal quarter to occur after September 30, 1997, an amount equal to fifty percent (50%) of Consolidated Net Income (but not less than zero) for the fiscal quarter then ended, such increases to be cumulative plus (iii) an amount equal to one hundred percent (100%) of the net proceeds from Equity Transactions occurring after September 30, 1997.

      7.10  Additional Guaranties.

            (a) Domestic Subsidiaries. At any time any Person becomes a Domestic Subsidiary, the Borrower will promptly notify the Bank thereof and cause such Domestic Subsidiary to become a Guarantor hereunder by (i) execution of a Joinder Agreement, and (ii) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Bank may reasonably request.

            (b) Foreign Subsidiaries. At any time any Person becomes a Foreign Subsidiary, the Borrower will promptly notify the Bank thereof and cause delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Bank may reasonably request.

      7.11  Use of Proceeds.

      Extensions of Credit will be used solely for the purposes provided in
Section 6.15.

                                    SECTION 8
                               NEGATIVE COVENANTS

      Each of the Credit Parties covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Obligations remain outstanding and all amounts owing hereunder or in connection herewith, have been paid in full, no member of the Consolidated Group shall:

      8.1 Indebtedness.

      Contract, create, incur, assume or permit to exist any Indebtedness, except:

            (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

            (b) Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $20,000,000;

            (c) Indebtedness set forth in Schedule 8.1, and renewals, refinancings and extensions thereof on terms and conditions no less favorable than for such existing Indebtedness;

            (d) Capital Lease Obligations and Indebtedness incurred, in each case, to provide all or a portion of the purchase price or costs of construction of an asset or, in the case of a sale/leaseback transaction as described in Section 8.11, to finance the value of such asset owned by a member of the Consolidated Group, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) the total amount of all such Indebtedness shall not exceed an amount equal to fifteen percent (15%) of Consolidated Net Worth as of the end of the most recent fiscal quarter;

            (e) Indebtedness and obligations owing under interest rate protection agreements relating to the Obligations hereunder and under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

            (f) unsecured intercompany Indebtedness owing by a member of the Consolidated Group to another member of the Consolidated Group (subject, however, to the limitations of Section 8.5 in the case of the member of the Consolidated Group extending the intercompany loan, advance or credit);

            (g) other unsecured Funded Debt of the Borrower in the aggregate at any time outstanding of up to an amount equal to an amount equal to fifteen percent (15%) of Consolidated Net Worth as of the end of the most recent fiscal quarter;

            (h) Guaranty Obligations of Indebtedness permitted under this
      Section 8.1;

            (i) the Subordinated Notes; and

            (j) other subordinated debt issued on terms and conditions reasonably acceptable to the Bank in an amount equal to fifteen percent (15%) of Consolidated Net Worth as of the end of the most recent fiscal quarter.

      8.2   Liens.

      Contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

      8.3   Nature of Business.

      Alter the character of their business in any material respect from that conducted as of the Closing Date and similar or related businesses with respect thereto.

      8.4 Consolidation, Merger, Sale or Purchase of Assets, Capital Expenditures, etc.

      (a) Dissolve, liquidate or wind up their affairs, except (i) in connection with a disposition of assets permitted by the terms of subsection (c) hereof and
(ii) for the dissolution and liquidation of a wholly-owned Subsidiary of a Credit Party where the parent Credit Party receives the assets of such Subsidiary;

      (b) Enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof,

            (i) a member of the Consolidated Group (other than the Borrower) may merge or consolidate with another member of the Consolidated Group, provided that (A) if the Borrower is a party thereto, it shall be the surviving corporation, (B) if a Credit Party shall be a party thereto, it shall be the surviving corporation, and (C) the surviving corporation shall be a Domestic Credit Party or shall become a Domestic Credit Party pursuant to the terms of Section 7.10 concurrently with consummation of the merger or consolidation;

            (ii) a member of the Consolidated Group (other than the Borrower) may merge or consolidate with any Person that is not a Subsidiary, provided that the applicable conditions set forth in the foregoing subsection (i) of this Section 8.4(b), in Section 7.10 regarding joinder of certain Subsidiaries as Credit Parties, and in Section 8.4(d) regarding acquisitions, are complied with in connection with any such acquisition by merger.

      (c) Sell, lease, transfer or otherwise dispose of any Property (including without limitation pursuant to any sale/leaseback transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration,
(ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business, and
(iii) other sales of assets, provided that (A) after giving effect to such sale or other disposition, the aggregate book value of assets sold or otherwise disposed of pursuant to this clause (iii), or the revenues therefrom, in any given fiscal year does not exceed an amount equal to the lesser of 15% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter or 15% of Consolidated Revenues for the immediately preceding four Fiscal Quarters, and (B) after giving effect to such sale or other disposition, no Default or Event of Default would exist hereunder.

      (d)   Except

            (i) as otherwise permitted by Section 8.4(b)(i), and

            (ii) for Investments in entities in which less than 50% is (or, as a result of the transaction, will be) owned by a Credit Party where such Investments are permitted by subclause (xiii) of the definition of "Permitted Investments", purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person without the prior written consent of the Bank, unless the Borrower shall certify that no Default or Event of Default shall then exist and demonstrate that no Default or Event of Default shall exist after giving effect thereto on a pro forma basis by giving effect to the transaction as if it had occurred as of the first day of the four fiscal quarter period ending as of the most recent fiscal quarter preceding the date of such transaction.

      (e) Take or permit any action, or fail to take any action, the effect of which would be to cause a Domestic Credit Party to lose its status as such, other than as expressly permitted in this Section.

      8.5   Advances, Investments and Loans.

      Lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person except for Permitted Investments.

      8.6   Transactions with Affiliates.

      Enter into or permit to exist any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than (i) transactions permitted by Section 8.1,
Section 8.4(b), Section 8.5 or Section 8.10, (ii) customary fees and expenses paid to directors and (iii) where such transactions are on terms and conditions substantially as favorable as would be obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder or Affiliate.

      8.7   Ownership of Equity Interests.

      Issue, sell, transfer, pledge or otherwise dispose of any partnership interests, shares of capital stock or other equity or ownership interests ("Equity Interests") in any member of the Consolidated Group other than the Borrower, except (i) issuance, sale or transfer of Equity Interests to a Credit Party by a Subsidiary of such Credit Party, (ii) in connection with a transaction permitted by Section 8.4, and (iii) as needed to qualify directors under applicable law.

      8.8   Fiscal Year.

      Change its Fiscal Year.

      8.9   Prepayments of Indebtedness, etc.

      (a) After the issuance thereof, amend or modify (or permit the amendment or modification of), the terms of any other Funded Debt in a manner adverse to the interests of the Bank (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

      (b) Make any prepayment, redemption, defeasance or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Funded Debt (other than intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Funded Debt, except to the extent permitted by
Section 8.10.

      8.10  Restricted Payments.

      Make or permit Restricted Payments in the aggregate for any Fiscal Year in excess of an amount equal to 35% of Consolidated Net Income (if positive) for the immediately preceding Fiscal Year, without the prior written consent of the Bank.

      8.11  Sale Leasebacks.

      Except as permitted pursuant to Section 8.1(c) and (d) hereof, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

      8.12  No Further Negative Pledges.

      Except with respect to the Senior Note Agreement relating to (i) the Senior Notes, (ii) Indebtedness incurred pursuant to Section 8.1(g), and (iii) prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness

(which Indebtedness relates solely to such specific Property, and improvements and accretions thereto, and is otherwise permitted hereby), no member of the Consolidated Group will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.


                                    SECTION 9
                                EVENTS OF DEFAULT

      9.1 Events of Default.

      An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

      (a) Payment. Any Credit Party shall

            (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations relating to Letters of Credit or Bankers' Acceptances, or

            (ii) default, and such defaults shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

      (b) Representations. Any representation, warranty or statement made or deemed to be made herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

      (c) Covenants.

            (i) Default in the due performance or observance of any term, covenant or agreement contained in Section 7.3(a), 7.9, 7.10 or 8.1 through 8.12 (except in the case of negative covenants contained in Sections 8.1 through 8.12, those Defaults which may occur or arise other than on account of or by affirmative or intentional act of the Borrower or event or condition which the Borrower shall with knowledge permit to exist, all of which shall be subject to the provisions of clause (ii) hereof), inclusive, or

            (ii) Default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Bank or, if such default cannot reasonably be remedied within such 30 day period, an additional period not to exceed 30 days, provided that remedy is commenced within the original 30 day period and is diligently and continuously pursued; or

      (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any material term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) except as to the Credit Party which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or disposition permitted by Section 8.4(a), Section 8.4(b) or Section 8.4(c), any Credit Document shall fail to be in full force and effect or to give the Bank any material part of the Liens, rights, powers and privileges purported to be created thereby; or

      (e) Guaranties. Except as to the Credit Party which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or disposition permitted by Section 8.4(a), Section 8.4(b) or Section 8.4(c), the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in payment under such guaranty; or

      (f) Bankruptcy, etc. A Bankruptcy Event shall occur with respect to any member of the Consolidated Group; or

      (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $1,000,000 in the aggregate for the Consolidated Group taken as a whole, without duplication, (A) (1) any member of the Consolidated Group shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

      (h) Judgments. Any member of the Consolidated Group shall fail within 30 days of the date due and payable to pay, bond or otherwise discharge any judgment, settlement or order for the payment of money which judgment, settlement or order, when aggregated with all other such judgments, settlements or orders due and unpaid at such time, exceeds $2,000,000, and which is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; or

      (i) ERISA. Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Bank, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of
Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject a member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

      (j) Ownership. There shall occur a Change of Control; or

      (k) Senior Notes. The occurrence of an Event of Default under the Senior Notes.

      9.2   Acceleration; Remedies.

      Upon the occurrence of an Event of Default, and at any time thereafter, the Bank may, by written notice to the Borrower and the other Credit Parties take any of the following actions:

      (i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

      (ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations relating to Letters of Credit and Bankers' Acceptances and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Bank hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Credit Parties.

      (iii) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Bank additional cash, to be held by the Bank in a cash collateral account as additional security for the LOC Obligations and BA Obligations in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits and Bankers' Acceptances then outstanding.

      (iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations relating to Letters of Credit and Bankers' Acceptances, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Bank hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Bank, all of which are hereby waived by the Credit Parties.


                                   SECTION 10
                                  MISCELLANEOUS

      10.1  Notices.

      Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower, Guarantors and the Bank, set forth below or at such other address as such party may specify by written notice to the other parties hereto:

                  if to the Borrower or the Guarantors:

                  ACTION PERFORMANCE COMPANIES, INC.
                  4707 East Baseline Road
                  Phoenix, Arizona  85040
                  Attn:  David Husband
                  Telephone:  (602) 337-3636
                  Telecopy:    (602) 337-3780

            with a copy to:

                  O'Connor, Cavanagh, Anderson,
                        Killingsworth & Beshears
                  One East Camelback Road, Suite 1100
                  Phoenix, Arizona  85012-1656
                  Attn:  Robert S. Kant
                  Telephone:  (602) 263-2606
                  Telecopy:    (602) 263-2900


            if to the Bank:

                  First Union National Bank
                  201 South College Street, Suite 1300

                  Charlotte, North Carolina  28288-0656
                  Attn:  Portfolio Management
                  Telephone:  (704) 383-4369
                  Telecopy:   (704) 374-4820

            with a copy to:

                  First Union National Bank
                  301 S. Tryon Street, N.C. Corporate Banking
                  Charlotte, North Carolina 28288-0145
                  Attn:  Tracey Gillespie
                        Vice President
                  Telephone:  (704) 383-7645
                  Telecopy:    (704) 374-4000

      10.2  Right of Set-Off.

      In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank (including, without limitation branches, agencies or Affiliates of the Bank wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to the Bank hereunder, under the Revolving Note, the other Credit Documents or otherwise, irrespective of whether the Bank shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto.

      10.3  Benefit of Agreement.

      This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests without prior written consent of the Bank.

      10.4  No Waiver; Remedies Cumulative.

      No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Bank and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand, except as expressly provided otherwise herein or in other Credit Documents.

      10.5  Payment of Expenses, etc.

      The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Bank in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Bank) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (B) of the Bank in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Bank); (ii) pay and hold the Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by the Borrower or any of its Subsidiaries, or the failure by the Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

      10.6  Amendments, Waivers and Consents.

      Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Bank and the Credit Parties directly affected thereby.

      10.7  Counterparts.

      This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.



      10.8  Headings.

      The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

      10.9  Survival.

      All indemnities set forth herein, including, without limitation, in
Section 2.2(i), 3.9, 3.11 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Revolving Note and the making of the Loans hereunder.

      10.10 Governing Law; Submission to Jurisdiction; Venue.

      (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Nothing herein shall affect the right of the Bank to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

      (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE BANK, THE BORROWER AND THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      10.11 Severability.

      If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

      10.12 Entirety.

      This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

      10.13 Binding Effect; Termination.

      (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Guarantors and the Bank, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Bank and their respective successors and assigns.

      (b) The term of this Credit Agreement shall be until no Loans or other Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

      10.14 Conflict.

      To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.


                           [Signature Page to Follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.


BORROWER:               ACTION PERFORMANCE COMPANIES, INC.,
                        an Arizona corporation

                        By:_____________________________________
                        Name:
                        Title:


GUARANTORS:             SPORTS IMAGE, INC.,
                        an Arizona corporation

                        By:_____________________________________
                        Name:
                        Title:


                        MTL ACQUISITION, INC.,
                        an Arizona corporation

                        By:_____________________________________
                        Name:
                        Title:


                        CREATIVE MARKETING & PROMOTIONS, INC.,
                        a North Carolina corporation

                        By:_____________________________________
                        Name:
                        Title:


                        RYP, INC.,
                        a North Carolina corporation


                        By:_____________________________________
                        Name:
                        Title:


                                             ACTION PERFORMANCE COMPANIES, INC.
                                                               CREDIT AGREEMENT

                        IW ACQUISITION CORP.,
                        an Arizona corporation


                        By:_____________________________________
                        Name:
                        Title:


                        AW ACQUISITION CORP.,
                        an Arizona corporation


                        By:_____________________________________
                        Name:
                        Title:


BANK:                   FIRST UNION NATIONAL BANK

                        By:_____________________________________
                        Name:
                        Title:


                                             ACTION PERFORMANCE COMPANIES, INC.
                                                               CREDIT AGREEMENT

                                 Schedule 2.1(e)

                             FORM OF REVOLVING NOTE

$20,000,000                                                 August 5, 1998

      FOR VALUE RECEIVED, the undersigned Borrower, hereby promises to pay to the order of FIRST UNION NATIONAL BANK, and its successors and assigns, on or before the Termination Date to the office of the Bank in immediately available funds as provided in the Credit Agreement, the principal amount of the Bank's Revolving Committed Amount or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the undersigned Borrower, together with interest thereon at the rates and as provided in the Credit Agreement.

      This Note is the Revolving Note referred to in the Amended and Restated Credit Agreement dated as of August 5, 1998 (as amended and modified, the "Credit Agreement") among Action Performance Companies, Inc., an Arizona corporation, the Guarantors identified therein and First Union National Bank. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

      The holder may endorse and attach a schedule to reflect borrowings evidenced by this Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the undersigned Borrower to pay amounts evidenced hereby.

      Upon the occurrence of an Event of Default, all amounts evidenced by this Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the undersigned Borrower. In the event payment of amounts evidenced by this Note is not made at any stated or accelerated maturity, the undersigned Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

      This Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

      This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

      IN WITNESS WHEREOF, the undersigned Borrower has caused this Note to be duly executed as of the date first above written.

                                    ACTION PERFORMANCE COMPANIES, INC.,
                                    an Arizona corporation

                                    By_________________________________
                                      Name:
                                      Title:

                                 Schedule 7.11-1

                            Form of Joinder Agreement

      THIS JOINDER AGREEMENT (the "Agreement"), dated as of _____________, 19__, is by and between the parties identified on the signature page as Applicant Guarantors, a ___________________ (the "Applicant Guarantor"), and FIRST UNION NATIONAL BANK, under that certain Amended and Restated Credit Agreement dated as of August 5, 1998 (as amended and modified, the "Credit Agreement") by and among ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation, the Guarantors identified therein and First Union National Bank of North Carolina, as Bank. All of the defined terms in the Credit Agreement are incorporated herein by reference.

      The Applicant Guarantors have indicated their desire to become a Guarantor or is required by the terms of Section 7.10 of the Credit Agreement to become, a Guarantor under the Credit Agreement.

      Accordingly, each of the Applicant Guarantors hereby agrees as follows with the Bank:

      1. Each of the Applicant Guarantors hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Guarantor will be deemed to be a party to the Credit Agreement and a "Guarantor" for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Credit Documents. Each of the Applicant Guarantors agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including without limitation (i) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement and (ii) all of the undertakings and waivers set forth in Section 4 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, each of the Applicant Guarantors hereby (A) jointly and severally together with the other Guarantors, guarantees to the Bank as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. and (B) agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Applicant Guarantor will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

      2. Each of the Applicant Guarantors acknowledges and confirms that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto. The information on the Schedules to the Credit Agreement are amended to provide the information, if any, shown on the attached Schedule A.

      3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

      4. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

      IN WITNESS WHEREOF, the Applicant Guarantors have caused this Joinder Agreement to be duly executed by its authorized officers, and the Bank has caused the same to be accepted by its authorized officer, as of the day and year first above written.

                              APPLICANT GUARANTORS


                              By:__________________________________
                              Name:
                              Title:

                              Address for Notices:

                              Attn:  _______________________
                              Telephone:
                              Telecopy:

                              Acknowledged and accepted:

                              FIRST UNION NATIONAL BANK

                              By:______________________________________
                              Name:
                              Title: